Exhibit 99.1

Longview Fibre Company Value-Added Products Sustainable Forestry

August 4, 2006

FOR IMMEDIATE RELEASE

Major Markets Circuit

Dateline: Longview, Washington

NYSE: LFB

Contact:	L. J. McLaughlin
Senior Vice President-Finance
Phone: (360) 425-1550

LONGVIEW FIBRE COMPANY ANNOUNCES

RESULTS OF SPECIAL DISTRIBUTION ELECTION

LONGVIEW, Wash., August 4, 2006 – Longview Fibre Company (NYSE:LFB) today announced the results of shareholders’ elections relating to the company’s special cash-and-stock distribution in connection with its conversion to a real estate investment trust. The special distribution of $7.54 per share, or approximately $385 million in the aggregate, is payable on August 7, 2006 to the company’s shareholders of record at the close of business on June 26, 2006. The terms of the special distribution, including the ability of shareholders to elect to receive the special distribution in the form of cash and/or shares of the company’s common stock and a limitation on the aggregate amount of cash to be included in the special distribution, were described in detail in the prospectus included in the company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on June 27, 2006.

Based on shareholder elections, the company expects the special distribution to consist of approximately 14.67 million shares of its common stock, resulting in a total of approximately 65.75 million shares outstanding, and approximately $77 million in cash. The number of shares included in the special distribution is calculated based on the $20.997 average closing price per share of the company’s common stock on the New York Stock Exchange on July 27, 28 and 31, 2006.

The company’s common stock began trading “ex-dividend” for the special distribution on June 22, 2006.

Shareholders with questions regarding the special distribution should call Innisfree M&A Incorporated, the company’s information agent for the special distribution, toll-free at 877-750-9499 (banks and brokers may call collect at 212-750-5833).

About Longview Fibre Company

Longview Fibre Company is a diversified timberlands owner and manager, and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 587,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include a pulp-paper mill at Longview, Washington; a network of converting plants; and a sawmill in central Washington. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web site at www.longviewfibre.com.

CORPORATE OFFICES

300 Fibre Way    P.O. Box 639, Longview, WA 98632

Phone (360) 425-1550   Fax (360) 575-5934   www.longviewfibre.com